TO OUR SHAREHOLDERS

At this time last year, the financial forecast for 2008 was uncertain. Mortgage foreclosures were at an all time high and other credit defaults were rising, causing concern for policymakers and presenting challenges for bankers. As we now know, the remainder of 2008 brought about a financial crisis in our country unlike any before, resulting in the worst post-war economic climate on record. During 2008, and again in the first quarter of this year, we have continued to record outstanding results in the face of much adversity. We have continued to provide credit to our customers, and we have successfully generated the liquidity required to satisfy our customers’ needs. We are proud to report the following results.

Total assets remained flat during the first quarter of 2009 as new deposits were utilized to reduce overnight borrowings. Net loans increased $21 million, or 9% annually, during the quarter as both commercial and retail lending continued at a rapid pace. Total deposits increased $14 million, or 6% annually, during the first three months as many customers returned to the safety of FDIC insured deposits in the wake of a slumping stock market. Regulatory capital increased $4 million during the period to $124 million, leaving us well-capitalized and safely positioned to face the strain of future economic uncertainty.

Net income for the first three months of 2009 totaled $4.6 million, which was $452,000, or 11%, higher than the same period of last year. Declining interest rates led to a $2.6 million decrease in interest income, but effective asset/liability strategies contributed to a $3.4 million reduction in total interest expense, resulting in an 8% improvement in net interest income before providing for credit losses. Gains from the sale of assets totaled $1.1 million during the quarter comprised of profits from the sale of securities and many residential mortgage loans originated during this period of extremely low interest rates. Overhead expenses remain well controlled relative to our size, evidenced by our overhead ratio of 2.04% which ranks well ahead of industry averages. Our Return on Assets was 1.42% during the first quarter and our Return on Equity was 17.76%.

During the first quarter, your Board of Directors approved a cash dividend of $.11 per share which resulted in a payout ratio of 38% of the company’s first quarter earnings. As we have stated before, we are in this together and we will continue to share our success with our loyal investors.

As we enter the second quarter of 2009, there are hints in the economic releases that some of the stimulus is beginning to be felt and that a recovery from the current crisis may begin later this year. While an improved financial landscape will be a welcomed event, we remain concerned about the damage that has been done to date and the continued ability of our loan customers to fulfill their payment obligations. We are also concerned about the residential mortgage market nationally and the rising list of bank failures, as continued deterioration in these areas will lead to problems in assets that are collateral dependent. We have many challenges to face during the remainder of 2009, but we stand committed to face these challenges head on in order to preserve the long-term safety of your investment. We appreciate your continued trust in us.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2009	December 31, 2008	March 31, 2008
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$17,536	$18,171	$29,210
Federal funds sold	0	0	0
Total cash and cash equivalents	17,536	18,171	29,210

Securities:
Available-for-sale, at fair value	220,566	245,900	256,477
Held-to-maturity, at cost (fair value $1,856, $1,774 and $1,862)	1,830	1,808	1,743
Federal Reserve Bank and FHLB stock, at cost	11,515	11,087	10,436
Net loans	977,454	956,674	921,539
Bank premises and equipment	17,683	17,785	17,250
Intangible assets	9,836	9,781	9,861
Accrued interest receivable and other assets	56,930	52,553	40,245
TOTAL ASSETS	$1,313,350	$1,313,759	$1,286,761

LIABILITIES
Deposits:
Demand	$77,083	$79,760	$75,310
Interest-bearing demand	295,221	302,058	272,968
Savings	78,276	79,526	70,988
Time ($100,000 and over)	205,421	191,052	170,154
Other time	311,039	300,496	323,353
Total deposits	967,040	952,892	912,773
Borrowed funds	236,147	245,197	247,704
Accrued interest payable and other liabilities	13,740	15,328	15,415
Total liabilities	1,216,927	1,213,417	1,175,892

STOCKHOLDERS' EQUITY
Common Stock (par value $1.25 per share) Authorized: 50,000,000 shares at December 31, 2008 - 16,047,928 shares and at March 31, 2008 - 15,811,881 shares	20,193	20,060	19,765
Additional paid-in capital	60,506	59,591	57,191
Retained earnings	43,751	40,892	35,617
Accumulated other comprehensive income (loss)	(28,027)	(20,201)	(1,704)
Total stockholders' equity	96,423	100,342	110,869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,313,350	$1,313,759	$1,286,761

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
INTEREST INCOME
Interest and fees on loans	$13,358	$14,201	$15,491
Interest and dividends on securities	3,492	3,624	3,909
Interest on federal funds sold	0	0	0
TOTAL INTEREST INCOME	16,850	17,825	19,400
INTEREST EXPENSE
Interest-bearing demand	725	833	1,226
Savings	124	167	190
Time ($100,000 and over)	1,024	1,472	1,874
Other time	2,272	2,593	3,571
Interest on borrowed funds	2,038	2,306	2,700
TOTAL INTEREST EXPENSE	6,183	7,371	9,561
Net interest income before provision for credit losses	10,667	10,454	9,839
Provision for credit losses	360	1,550	300
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	10,307	8,904	9,539
OTHER INCOME
Service charges	688	786	729
Net gain on asset sales	1,091	200	851
Other	663	687	627
TOTAL OTHER INCOME	2,442	1,673	2,207
OTHER EXPENSES
Salaries and employee benefits	3,332	3,286	3,089
Occupancy expense	615	670	598
Equipment expense	455	477	413
Advertising expense	240	268	240
Data processing expense	436	375	418
FDIC Assessment	240	236	95
Bank Shares Tax	217	158	170
Other operating expenses	1,142	1,256	1,108
TOTAL OTHER EXPENSES	6,677	6,726	6,131
INCOME BEFORE INCOME TAXES	6,072	3,851	5,615
Provision for income taxes	1,429	795	1,424
NET INCOME	$4,643	$3,056	$4,191

EARNINGS PER SHARE:
Basic	$0.29	$0.19	$0.27
Diluted	$0.28	$0.18	$0.26

Weighted Average Number of Shares
Basic	16,064,455	15,972,820	15,759,321
Diluted	16,460,979	16,300,328	16,112,913

These financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2008.